Exhibit 3

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          RAMAPO FINANCIAL CORPORATION

                     [As Amended through February 13, 1998]

                            (formerly Cegrove Corp.)

TO:  Secretary of State
     State of New Jersey


     The undersigned hereby certifies as follows in order to restate the certificate of incorporation of Ramapo Financial Corporation (formerly Cegrove Corp.), a business corporation of the State of New Jersey, pursuant to N.J.S.A. 14A:9-5(2) and 14A:9-5(4) of the New Jersey Business Corporation Act:

     1. Name. The name of the corporation is RAMAPO FINANCIAL CORPORATION.

     2. Purposes. The purposes for which the corporation is formed are as follows:

          a. To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable State or Federal legislation from time to time in effect; and

          b. Generally to engage in any activities within the purposes for which corporation may be organized under the New Jersey Business Corporation Act.

     3. Authorized Stock.

          a. Total Authorized Stock. The total number of shares of stock which the corporation shall have authority to issue is Sixteen Million (16,000,000) shares, consisting of (1) Fifteen Million (15,000,000) shares of Common Stock having a par value of One Dollar ($1.00) per share ("Par Value Common Stock"), and (2) One Million (1,000,000) shares of stock initially having no par value per share which may be divided into classes and into series within any class or classes as determined by the Board of Directors ("No Par Stock").

          b. Par Value Common Stock

               (1) The corporation's Par Value Common Stock shall be entitled to one vote per share at all annual meetings of shareholders for the election of directors and at all annual or special meetings of shareholders at which shareholders of the corporation are entitled to vote. Prior to the issuance of any shares of No Par Stock entitled to vote, the holders of outstanding Par Value Common Stock shall be the only shareholders entitled to vote. In the event of the issuance of any shares of No Par Stock entitled to vote, the relative voting rights of the holders of Par Value Common Stock and such other shares shall be as determined by the Board of Directors in amending the certificate of incorporation with respect to such No Par Stock.


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               (2) The Board of Directors is authorized to issue shares of Par
          Value Common Stock to such person(s), firm(s), corporation(s) or others, and for such lawful consideration(s), as the Board of Directors shall from time to time determine.

               (3) Prior to the issuance of any shares of No Par Stock, the holders of outstanding Par Value Common Stock shall be entitled to all dividends declared with respect to stock of the corporation, and to all assets of the corporation distributable to shareholders upon liquidation. In the event of the issuance of any shares of No Par Stock, the relative dividend rights, rights upon liquidation, and other relative rights, preferences and limitations shall be as determined by the Board of Directors in amending the certificate of incorporation with respect to such No Par Stock.

          c. No Par Stock

               (1) General Authority. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this paragraph 3, to take action as provided herein with respect to the One Million (1,000,000) shares of No Par Stock. In furtherance and not in limitation of the foregoing general authority of the Board of Directors, which shall be broadly construed to the extent permitted by the New Jersey Business Corporation Act as now in existence or hereafter amended, or successor statute of like intent applicable to the corporation, the authority of the Board with respect to the corporation's No Par Stock shall include determination of the following:

                    (a) The division of shares of No Par Stock into classes such as common stock or preferred stock and into series within any class or classes.

                    (b) The designation and the number of shares of any class or series. This authority shall include the power to increase the number of shares of any such class or series previously determined by the Board of Directors, and shall include the power to decrease such previously determined number of shares to a number not less than the number of the shares then outstanding. Upon any such decrease, the affected shares shall continue as part of the authorized shares and shall have such designation and such relative rights, preferences and limitations as they had before the Board of Directors first acted to include them in such class or series.

                    (c) The relative rights, preferences and limitations of the shares of any class or series. This authority shall include, but not be limited to, determination of the following to the extent permitted by law:

                         i) The dividend rate on the shares of such class or
                    whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

                         ii) Whether that class or series shall have voting
                    rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                         iii) Whether that class or series shall have conversion
                    privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                         iv) Whether or not the shares of that class or series
                    shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share


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                    payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                         v) Whether that class or series shall have a sinking
                    fund for the redemption or purchase of shares of that class or series, and if so, the terms and amount of such sinking fund;

                         vi) Whether or not the shares shall have a stated
                    value, and if so, the stated value thereof;

                         vii) The rights of the shares of that class or series
                    in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that class or series;

                         viii) Any other relative rights, preferences and
                    limitations of that class or series;

                         ix) To the extent determined by the Board of Directors,
                    dividends on any one or more classes or series of outstanding shares of No Par Stock may be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on the Par Value Common Stock with respect to the same dividend period.

                    (d) This authority shall further include the power to
               determine relative rights and preferences which are prior or subordinate to, or equal with, the Par Value Common Stock and/or shares of any other class or series, whether or not such other shares are issued and outstanding at the time when the Board of Directors acts to determine such relative rights and preferences.

          (2) Change of Established But Unissued No Par Stock. The Board of Directors is authorized to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series of No Par Stock no shares of which have been issued.

          (3) Class A Preferred Stock. [Omitted]

          (4) Action on No Par Stock by Directors. In exercising its authority to take action with respect to any shares of No Par Stock other than the Class A Preferred Stock described in subparagraph 3.c.(3) above, the Board shall adopt a resolution setting forth its action and stating the designation and number of shares, and the relative rights, preferences and limitations of the shares, of each class and series thereby created or with respect to which it has made a determination or change. Before the issuance of any such shares of No Par Stock, the corporation shall execute and file a certificate of amendment to the certificate of incorporation regarding such action in accordance with N.J.S.A. 14A:7-2(4), as amended, or successor statute of like intent.

     4. Number and Classification of Directors. The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the Bylaws, but the number thereof shall never be less than three (3). The directors are hereby divided into three (3) classes, each class to consist, as nearly as may be, of one-third (1/3) of the number of directors then constituting the whole board. The directors in a class to be elected at a given annual election shall be elected for a full term of three (3) years to succeed those directors whose terms expire. Each director shall hold office for the term for which such director is elected and until such director's successor shall have been elected and qualified.

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This paragraph 4 of the restated certificate of incorporation, relating to the number and classification of directors, may be amended, altered or repealed only by the holders of (a) at least eighty percent (80%) of the outstanding stock entitled to vote and (b) at least eighty percent (80%) of the outstanding stock entitled to vote and not held by any "Major Shareholder" (as defined in subparagraph 5.b.(2) below).

     5. Restrictions on Certain Business Combinations.

          a. In addition to any other requirement of this certificate of incorporation or any applicable law, no Business Combination (as defined below) shall occur in which the corporation is a party unless such Business Combination shall have met the requirements of subparagraph 5.c. below.

          b. The terms used in this paragraph 5, and elsewhere in this restated certificate of incorporation if specifically referred to therein, shall have the meanings defined below:

               (1) "Business Combination" means a merger or consolidation, a sale of 10% or more of the consolidated assets of the corporation and its subsidiaries in one transaction or a series of related transactions, the issuance of equity securities or securities convertible into equity securities of the corporation and/or one or more of its subsidiaries, a reclassification or recapitalization involving stock of the corporation and/or one or more of its subsidiaries, and/or a redemption of shares of outstanding stock by the corporation and/or its subsidiaries, if a Major Shareholder exists at the time of any such transactions or combination of transactions, or if a shareholder or group of shareholders becomes a Major Shareholder as a result of such transaction or combination of transactions.

               (2) "Major Shareholder" means any individual, group of individuals, partnership, trust, corporation or other business entity or combination of such persons acting in concert with respect to the corporation's stock which is the beneficial owner of five percent (5%) or more of the total combined voting power of all classes of outstanding stock of the corporation entitled to vote. In making such calculation, stock held by any affiliate or associate of any such individual(s) or entity or combination shall be included both for purposes of determining whether a 5% interest exists and for purposes of designating such affiliate or associate as a Major Shareholder.

          c. No Business Combination shall occur with a Major Shareholder unless one of the following alternative requirements is met:

               (1) the Business Combination shall have been approved by two-thirds (2/3) of the members of the Board of Directors, in addition to such shareholders' approval (if any) as may be required by law or with respect to such transaction; or

               (2) the Business Combination shall have been approved by the holders of at least eighty percent (80%) of the outstanding stock entitled to vote and not held by such Major Shareholder.

          d. The provisions of this paragraph 5, relating to restrictions on certain business combinations, may be amended, altered or repealed only by the holders of (a) at least eighty percent (80%) of the outstanding stock entitled to vote and (b) at least eighty percent (80%) of the outstanding stock entitled to vote and not held by any Major Shareholder.

     6. Supermajority Requirement for Removal of Directors. No amendment to the certificate of incorporation permitting the removal of one or more or all of the directors without cause shall be adopted unless such amendment shall have been approved by the holders of (a) at least eighty percent (80%) of the outstanding stock entitled to vote and (b) at least eighty percent (80%) of the outstanding stock entitled to vote and not held by any "Major Shareholder" (as defined in subparagraph 5.b.(2) above).


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     7. Current Directors. Seven (7) persons currently constitute the corporation's current Board of Directors. Their names and addresses are as follows:

Donald W. Barney                          Richard S. Miller
815 Pond Brook Road                       26 Marlton Drive
Franklin Lakes, NJ  07417                 Wayne, NJ  07470

James R. Kaplan                           Mortimer J. O'Shea
35 Alpine Drive                           7 McVickers Lane
Wayne, NJ  07470                          Mendham, NJ 07945

Erwin D. Knauer                           Victor C. Otley, Jr.
10 Jay Street                             48 Indian Road
Old Tappan, NJ  07675                     Wayne, NJ  07470

Louis S. Miller
401 E. 42nd Street
Paterson, NJ  07504

     8. Current Registered Office and Registered Agent. The corporation's current Registered Office is 64 Mountain View Boulevard, Wayne, NJ 07470. The name of the corporation's current Registered Agent at such Registered Office is Erwin D. Knauer.

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